Exhibit 99.3

bluebird bio Presents New Data from HGB-205 Study of LentiGlobinTM Drug Product in Patients with Transfusion-Dependent β-Thalassemia (TDT) and Severe Sickle Cell Disease (SCD) at European Hematology Association (EHA) Annual Meeting

–	Ongoing transfusion independence up to 3.5 years in patients with transfusion-dependent β-thalassemia (TDT); three patients have discontinued iron chelation –
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First patient with severe sickle cell disease (SCD) treated with gene therapy continues to show clinically meaningful improvement in symptoms of SCD and stable vector copy number and HbAT87Q in peripheral blood –

–	Two recently treated patients with severe SCD show increasing levels of hemoglobin (HbAT87Q) and stable in vivo vector copy number (VCN) –
–	Company to hold conference call and webcast today, June 23, at 8:00 a.m. ET –

CAMBRIDGE, Mass., June 23, 2017 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for serious genetic diseases and T cell-based immunotherapies for cancer, announced new data from the ongoing HGB-205 clinical study evaluating its LentiGlobin gene therapy product candidate in patients with transfusion-dependent β-thalassemia (TDT) and severe sickle cell disease (SCD).

These data will be presented by Elisa Magrin, Ph.D., Necker Children’s Hospital, Assistance Publique-Hôpitaux de Paris, Paris, France in a poster session on Saturday, June 24 at the European Hematology Association (EHA) Annual Meeting in Madrid, Spain. Marina Cavazzana, M.D., Ph.D., Professor of Medicine at Paris Descartes University and Research Director at the Centre for Clinical Research in Biotherapy, Necker Hospital, and at the Institute of Genetic Diseases, Imagine, Paris, France, is the primary investigator of the HGB-205 study.

“HGB-205 was designed as a proof-of-concept study to initially assess the feasibility of treatment with LentiGlobin gene therapy in patients with TDT and severe SCD. Results from this study to date demonstrate the potential for durable treatment effect of LentiGlobin, with stable HbAT87Q production through 3.5 years of follow-up and sustained clinical benefit,” said David Davidson, M.D., chief medical officer, bluebird bio. “The two most recently treated patients with SCD, both of whom show rising HbAT87Q production, illustrate the potential benefit of some of the protocol modifications that we have made in our separate HGB-206 study in SCD. As with Patient 1204, the first patient with SCD treated in HGB-205, these two patients received a more stringent busulfan conditioning regimen and regular blood transfusions prior to stem cell harvest. Longer follow-up will be required to determine their eventual HbAT87Q production and clinical outcome, but it is encouraging that their in vivo VCN shows evidence of early stabilization at a higher level compared to the initial cohort of patients in HGB-206. It is also important to note that in our HGB-206 study, these modifications are further supplemented with manufacturing process improvements and evaluation of plerixafor for stem cell mobilization, which we believe may further optimize patient outcomes.”

“We are beginning to see evidence of the long-term durability of benefit from treatment with LentiGlobin, with some TDT patients even transitioning off of chelation therapy,” said Prof. Cavazzana. “It is exciting to see the outcome in the patient with TDT with the longest follow-up in HGB-205, who has gone from years of regular transfusions to 3.5 years without a single blood transfusion after a one-time treatment with LentiGlobin gene therapy.”

Update on the First Patients with Severe Hemoglobinopathies Treated with LentiGlobin Gene Therapy (HGB-205) (Abstract P631)

Presenter: Elisa Magrin, Ph.D., Necker Children’s Hospital, Assistance Publique-Hôpitaux de Paris, Paris, France

Poster Session Date & Time: Saturday, June 24, 5:30 – 9:00 p.m. CEST

Location: Poster area (Hall 7)

HGB-205 is an ongoing, open-label, single-center Phase 1/2 study designed to evaluate the safety and efficacy of LentiGlobin drug product in the treatment of patients with TDT and severe SCD. Four patients with TDT and three patients with severe SCD have undergone infusion with LentiGlobin drug product in this study as of June 2, 2017.

TDT:

•	All patients with TDT have remained free of transfusions since shortly after receiving LentiGlobin treatment. At last study visit:
o	Patient 1201 (β0/βE genotype) has been free of transfusions for 41.9 months with total hemoglobin of 11.3 g/dL, of which 8.2 g/dL was HbAT87Q
o	Patient 1202 (β0/βE genotype) has been free of transfusions for 38.7 months with total hemoglobin of 12.9 g/dL, of which 10.0 g/dL was HbAT87Q
o	Patient 1206 (β0/βE genotype) has been free of transfusions for 20.3 months with total hemoglobin of 11.4 g/dL, of which 8.4 g/dL was HbAT87Q
o	Patient 1203, who is homozygous for the severe β+ mutation IVS1-110, has been free of transfusions for 20.4 months with total hemoglobin of 8.3 g/dL, of which 6.6 g/dL was HbAT87Q
•	All three patients with TDT and β0/βE genotype have discontinued iron chelation and transitioned to therapeutic phlebotomy.

•	The safety profile continues to be consistent with autologous transplantation. No drug-product related adverse events (AEs) have been observed, and there is no evidence of clonal dominance.

SCD:

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Patient 1204 was 13 years old at enrollment. At last follow-up (31.7 months), this patient was producing 50% HbAT87Q – well above the approximately 30% anti-sickling hemoglobin level predicted to have potential clinical impact on the disease.

o

Approximately 30 months post-treatment, Patient 1204 suffered an episode of acute gastroenteritis with vomiting and 2 days of fever up to 40°C (104°F), which was followed by a vaso-occlusive crisis (VOC) and subsequent hospitalization. His HbAT87Q and peripheral blood VCN levels have remained stable (HbAT87Q: 6.1 g/dL, VCN: 2.3 copies/diploid genome at 30 months), suggesting continued durability of the gene therapy.

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Patient 1207 was 16 years old at enrollment. At last follow-up (6.1 months), this patient was producing 20% HbAT87Q. This patient had a pre-treatment history of frequent episodes of VOC and acute chest syndrome (ACS) despite hydroxyurea prior to beginning regular transfusions and had one episode of ACS and a hospitalization at 6 months post-treatment.

•	Patient 1208 was 21 years old at enrollment. At last follow-up (3.4 months), this patient was producing 15% HbAT87Q.
•	The safety profile continues to be consistent with autologous transplantation. No gene therapy related AEs have been observed, and there is no evidence of clonal dominance.

Webcast Information

bluebird bio will host a live webcast at 8:00 a.m. ET on Friday, June 23, 2017. The live webcast can be accessed under "Calendar of Events" in the Investors and Media section of the company's website at www.bluebirdbio.com. Alternatively, investors may listen to the call by dialing (844) 825-4408 from locations in the United States or (315) 625-3227 from outside the United States. Please refer to conference ID number 39917037.

About TDT

Transfusion-dependent β-thalassemia (TDT), also called β-thalassemia major or Cooley’s anemia, is an inherited blood disease that can be fatal within the first few years of life if not treated.

Despite advances in the supportive conventional management of the disease, which consists of frequent and lifelong blood transfusions and iron chelation therapy, there is still a significant unmet medical need, including the risk for significant morbidity and early mortality. Currently, the only advanced treatment option for TDT is allogeneic hematopoietic stem cell transplant (HSCT). Complications of allogeneic HSCT include a significant risk of treatment-related mortality, graft failure, graft vs. host disease and opportunistic infections, particularly in patients who undergo non-sibling-matched allogeneic HSCT.

About SCD

Sickle cell disease (SCD) is an inherited disease caused by a mutation in the beta-globin gene that results in sickle-shaped red blood cells. Common complications include anemia, vaso-occlusive crisis, infections, stroke, overall poor quality of life and sometimes, early death.

Where adequate medical care is available, common treatments for patients with SCD largely revolve around prevention of infection and management and prevention of acute sickling episodes. Chronic management may include hydroxyurea and, in certain cases, chronic transfusions. Given the limitations of these treatments, there is no effective long-term treatment. The only advanced treatment for SCD is allogeneic HSCT. Complications of allogeneic HSCT include a significant risk of treatment-related mortality, graft failure, GvHD and opportunistic infections, particularly in patients who undergo non-sibling-matched allogeneic HSCT.

About the HGB-205 Study
HGB-205 is an ongoing, open-label Phase 1/2 study designed to evaluate the safety and efficacy of LentiGlobin drug product in the treatment of subjects with TDT and SCD. The study enrolled seven subjects who will be followed to evaluate safety and transfusion requirements post-transplant. Among patients with sickle cell disease only, efficacy will also be measured based on the number of vaso-occlusive crises or acute chest syndrome events. For more information on the HGB-205 study, please visit clinicaltrials.gov using identifier NCT02151526.

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio’s gene therapy clinical programs include its Lenti-D™ product candidate, currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of cerebral adrenoleukodystrophy, and its LentiGlobin™ product candidate, currently in four clinical studies for the treatment of transfusion-dependent β-thalassemia, and severe sickle cell disease. bluebird bio’s oncology pipeline is built upon the company’s leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio’s lead oncology program, bb2121, is an anti-BCMA CAR T program partnered with Celgene. bb2121 is currently being studied in a Phase 1 trial for the treatment of relapsed/refractory multiple myeloma. bluebird bio also has discovery research programs utilizing megaTAL/homing endonuclease gene editing technologies with the potential for use across the company’s pipeline.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington and Europe.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s research, development, manufacturing and regulatory approval plans for its LentiGlobin product candidate to treat transfusion-dependent ß-thalassemia and severe sickle cell disease, including statements whether the manufacturing process changes for LentiGlobin will improve outcomes of patients with transfusion-dependent ß-thalassemia and severe sickle cell disease and the potential long-term durable treatment effect of LentiGlobin. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the preliminary positive efficacy and safety results from our prior and ongoing clinical trials of LentiGlobin will not continue or be repeated in our ongoing, planned or expanded clinical trials of LentiGlobin, the risks that the changes we have made in the LentiGlobin manufacturing process or the HGB-206 clinical trial protocol will not result in improved patient outcomes, risks that the current or planned clinical trials of LentiGlobin will be insufficient to support regulatory submissions or marketing approval in the US and EU, the risk of a delay in the enrollment of patients in our clinical studies, and the risk that any one or more of our product candidates will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Contact:

Investors:

bluebird bio, Inc.

Manisha Pai, 617-245-2107

mpai@bluebirdbio.com

Media:

bluebird bio, Inc.

Elizabeth Pingpank, 617-914-8736

epingpank@bluebirdbio.com